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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

On 6/2 Contact:                      After 6/4:
Principal Communications             Alexander Haagen Properties, Inc.
Doug Donsky/(212) 303-7608           Fred W. Bruning or Stuart Gulland
Owen Blicksilver/(212) 303-7603      (310) 546-4520


MANHATTAN BEACH, CA, June 2, 1997--Alexander Haagen Properties, Inc. [ASE:ACH], a self-managed real estate investment trust, today announced that it has entered into an agreement providing for a strategic investment in the company by a fund managed by Lazard Freres Real Estate Investors LLC ("LFREI"), a real estate investment affiliate of Lazard Freres & Co. LLC, a leading global investment bank.

Alexander Haagen Properties, Inc. ("Haagen") is one of the largest and most experienced shopping center development and management companies in the Western United States. Since its founding in 1963 by Alexander Haagen, the Haagen organization has acquired, developed and redeveloped more than 100 shopping centers. The company's core portfolio and operations are currently focused in the strengthening Southern California marketplace and in selected other Western markets.

The investment evidences Haagen's and LFREI's confidence in the continued recovery of California's retail property markets and demonstrates LFREI's commitment to a strategy of partnering with leading real estate operating companies. LFREI's investment in Alexander Haagen Properties will complement its portfolio of investments in leading real estate operating companies active in the office, industrial and multi-family housing sectors.

Pursuant to the transaction, LFREI has committed to purchase $235 million in newly issued common shares at a purchase price of $15.00 per share, representing a premium over the REIT's recent trading range. The investment will be made in stages over a two-year period, allowing the company to draw down capital as needed to fund its future growth and to improve its balance sheet by retiring debt. Upon full funding, LFREI will own an equity interest in Alexander Haagen Properties Inc. of approximately 38% on a fully diluted basis (57% of the outstanding common stock, subject to certain voting restrictions and a negotiated standstill agreement). The investment is expected to reduce significantly the company's debt-to-equity ratio.

The strategic capital alliance with LFREI will enable the company to capitalize on its historical market leadership by acquiring, redeveloping and developing new neighborhood, community and power centers in its traditional core markets on the West Coast and in selected other Western markets. Haagen will use the capital provided by the LFREI investment to significantly strengthen its balance sheet and to expand its portfolio of owned shopping centers.

The terms of the agreement call for LFREI to make an initial purchase of 1.3 million REIT shares for approximately $20 million within the next 30 days. Following shareholder approval of the transaction, expected in September, the company will draw down the remaining investment through the first quarter of 1999.

Alexander Haagen, the company's 78-year-old founder, will continue as CEO and chairman, and his son, Alexander Haagen III, will remain vice chairman. In addition, the Haagen management team will be expanded to include a to-be-named real estate executive recruited to serve as president of the company and to provide a clear succession plan for the Haagen family. Following shareholder approval, LFREI will have

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the right to designate four representatives to a restructured 10 member
Board of Directors. An eleventh Board seat has been reserved for the incoming president, whose appointment is expected by year end.

"Today's strategic alliance with LFREI is a watershed moment in our company's history, combining the expertise of one of the preeminent shopping center owners and developers in California with the capital markets sophistication of a leading global real estate investor," said Chairman Alexander Haagen. "This substantial infusion of new equity capital positions our company for future growth, allowing us to take full advantage of exciting opportunities available to us in recovering retail markets on the West Coast. Our association with LFREI will also give us a unique competitive advantage by providing us with superior strategic advice and efficient access to capital."

"As one of the most experienced retail real estate operators in California, Alexander Haagen and his management team have demonstrated a history of success in retail development and an unmatched understanding of local property markets," said Arthur P. Solomon, Chairman of Lazard Freres Real Estate Investors, LLC and Senior Managing Director of Real Estate at Lazard Freres & Co. LLC. "The company has long been one of the strongest retail operators in California. As a result of our investment, it will now have the access to capital necessary to grow its core property portfolio in the recovering Western markets."

Prudential Securities Incorporated acted as advisor to Alexander Haagen Properties, Inc. and provided a fairness opinion in connection with the transaction.

Alexander Haagen Properties, Inc., a fully integrated, self-managed and self-advised real estate investment trust, is a leading developer, owner and manager of retail shopping centers, primarily in Southern California. The company, based in Manhattan Beach, California, currently owns or controls an 8.3 million square foot portfolio consisting of 38 properties and has a total market capitalization before the LFREI investment in excess of $650 million. The Haagen portfolio includes two regional malls, eight promotional and power centers, 14 neighborhood and community shopping centers and 14 single-tenant retail facilities.

Lazard Freres Real Estate Investors, LLC is a real estate investment affiliate of Lazard Freres & Co. LLC, a leading global investment bank. LFREI manages several realty investment funds including LF Strategic Realty Investors, LP, a strategic investment fund capitalized with almost $1 billion, which is committing to the Haagen investment. Since its inception, LFREI has acquired sizable investment stakes in a select group of leading real estate operating companies, including American Apartment Communities; RF&P Corporation (renamed Commonwealth Atlantic Properties); Dermody Properties; and Bell Atlantic Properties (renamed Atlantic American Properties Trust).

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